FOR IMMEDIATE RELEASE

INVESTOR CONTACT: Kelley Hall 503.532.3793	MEDIA CONTACT: Kellie Leonard 503.671.6171

Jill K. Conway and Ralph D. DeNunzio Announce Retirement From NIKE Board of Directors

BEAVERTON, Ore., (June 16, 2011) – NIKE, Inc. (NYSE:NKE) announced today Jill K. Conway and Ralph D DeNunzio have decided to retire from the NIKE Board of Directors and not stand for re-election at the annual meeting of shareholders in September 2011.

Conway, 77, who joined NIKE’s board in 1987 serves as Chair of the board’s Corporate Responsibility Committee, and a member of its Nominating and Corporate Governance Committee. DeNunzio, 79, who joined the board in 1988, serves as Chair of the board’s Compensation and Nominating and Corporate Governance Committees, and a member of its Finance Committee.

“For more than two decades, we’ve been privileged to have both Jill Conway and Ralph DeNunzio as key leaders of our board. They have provided valuable insight and contributions and I’m extremely grateful for the leadership they have brought to NIKE over the years,” said chairman of the board Philip H. Knight. “Jill established our Corporate Responsibility Committee in 2001, elevating environmental and labor issues, and sustainable products, to the boardroom.  Ralph has provided seasoned financial guidance and has been the voice of compensation integrity, resulting in the company’s fiscal strength and rigorous compensation programs that we see today. Ralph and Jill have given me thoughtful counsel over the years, and I hate to see them go.”

Conway and DeNunzio will serve until the 2011 shareholder meeting, when the size of the board will be reduced from fourteen to twelve. The board will announce the succeeding chairs of the board’s Compensation, Corporate Responsibility, and Nominating and Corporate Governance Committees at that meeting.

About NIKE, Inc.
NIKE, Inc. based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned Nike subsidiaries include Cole Haan, which designs, markets and distributes luxury shoes, handbags, accessories and coats; Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories; and Umbro Ltd., a leading United Kingdom-based global football (soccer) brand. For more information, visit www.nikebiz.com.